NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL FINALIZES AMENDED CREDIT AGREEMENT

NEW YORK, June 14, 2006 - CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems announced today that is has successfully negotiated an amendment to its existing credit agreement.

The amendment extends the maturity date of CECO's $16.1 million credit facility from January 31, 2007 to January 31, 2009, reduces the rate of interest from prime plus 2.25% on the term debt and from prime plus 2.0% on the revolving loan to either prime plus 0.5% or LIBOR plus 2.75%, at the option of the borrower.

Additionally, H.M. White, a wholly owned subsidiary of CECO Group, Inc. was added as a borrower and the personal guaranty of Phillip DeZwirek was released.

Chairman and CEO, Phillip DeZwirek commented "We continue to benefit from our strengthening financial performance and increasing backlog of business. These lower rates will significantly reduce our interest costs and provide lower cost financing for our future working capital needs."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its seven subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum and H. M. White, Inc. - CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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